Exhibit 3.1.1

UNITED DEVELOPMENT FUNDING IV

ARTICLES SUPPLEMENTARY

United Development Funding IV, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), the Trust, by resolution of its Board of Trustees (the “Board of Trustees”), elects, notwithstanding any provision in its declaration of trust or bylaws to the contrary, to be subject to Section 3-803 of the MGCL as provided herein, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-803 of the MGCL has been approved by the Board of Trustees in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer on this 22nd day of July, 2020.

ATTEST:	UNITED DEVELOPMENT FUNDING IV

/s/ Cara Obert	/s/ Hollis M. Greenlaw_ (SEAL)
Name: Cara Obert	Name: Hollis M. Greenlaw
Title: Chief Financial Officer	Title: Chief Executive Officer

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